SUPPLEMENT No. 1 DATED March 23, 2017 (To Prospectus dated February 1, 2017)	Rule 424(b)(3) Registration No. 333-215561

6,800,014 Shares

Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated February 1, 2017 (“Prospectus”), of Inspyr Therapeutics, Inc. (“Company”), as well as all prior supplements thereto, if any. The Prospectus relates to the resale of up 6,800,014 shares of our common stock by the selling shareholders identified therein. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 6 of the Prospectus for risk factors and information you should consider before investing in our common stock.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

SELLING SHAREHOLDERS

The Company has been by notified of certain changes in ownership of securities previously registered to certain selling shareholders. Accordingly, the Selling Shareholder table is being amended with regard to the transfer of the securities.

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
H.C. Wainwright & Co., LLC (1)	20,900	304,454	325,354	17.51%	288,429	36,925	2.35%
CVI Investments, Inc. (2)	-	266,668	266,668	14.82%	266,668	-	*

*	Less than 1%

(1)       The shares being registered include (i) up to 115,095 common shares issuable upon conversion of our Series B 0% Convertible Preferred Stock pursuant to December 2016 Offering, subject to 9.99% beneficial ownership limitation, (ii) 133,334 common shares underlying warrants pursuant to December 2016 Offering and (iii) 40,000 shares underlying warrants for services as placement agent pursuant to December 2016 Offering. Mark W. Viklund has voting and dispositive control with respect to the securities being offered. H.C. Wainwright & Co., LLC is a registered broker-dealer.

(2)       The Shares being registered include 266,668 shares underlying warrants pursuant to December 2016. The warrants were transferred from H.C. Wainwright & Co., LLC to the selling shareholder. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.